                                                                   EXHIBIT 10.42



                          STRATEGIC MARKETING AGREEMENT

         THIS STRATEGIC MARKETING AGREEMENT (this "Agreement"), dated as of December 20, 1999, is being entered into by and between BMG Music d/b/a BMG Entertainment, a New York general partnership ("Group") and ARTISTdirect, Inc., a Delaware corporation ("Company"):

         WHEREAS, as of the date hereof, Group together with its Affiliates (as defined below) is an active participant in the music industry;

         WHEREAS, Group and Company believe there are synergies between Group's business and Company's business;

         WHEREAS, Group (or one of its Affiliates) has become a significant equity owner in Company; and

         WHEREAS, Group and Company desire to set forth certain understandings between them with respect to strategic marketing and other commitments which each believes will advantage its business.

         NOW, THEREFORE, in consideration of the premises, covenants, agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Company and Group hereby agree as follows.

         1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

         (a) "Action" means any claim, action, suit, arbitration, inquiry, proceeding, notice of violation, or investigation by or before any Governmental Authority.

         (b) "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Affiliates also include, with respect to Company, any other person in which the Company or one of its Affiliates serves as a general partner or as a trustee (or similar capacity). For purposes of this definition, "control" (including "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative, or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative, or executor, by contract or otherwise, including, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         (c) "Business Days" means any day except a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

         (d) "Commencement Date" shall have the meaning set forth in paragraph 2 below.

         (e) "Company" shall have the meaning set forth in the preamble.

         (f) "Company Contact Person" shall have the meaning set forth in paragraph 4(g) below.

         (g) "Content" means music and music related content related to a Group Artist (i) made available by Group or its Affiliates for marketing and promotional purposes to non-Affiliated Persons (e.g., materials related to new artists and new releases, electronic press kits, music audio samples, music digital downloads, cybercasts, photographs, album covers, concert film clips, biographical information, promotional merchandise and similar materials), or
(ii) designated by Group, in its sole discretion, as "Content" for the purposes of this Agreement.

         (h) "Controlled Affiliates", means any separately-branded or -imprinted music label in which Group owns or holds, directly or indirectly, a fifty percent or greater equity interest; provided, however, that a "50/50" joint venture music label shall only be deemed a Controlled Affiliate if the day-to-day management of such Controlled Affiliate is actually controlled, directly or indirectly, by Group.

         (i) "Derived Analyses" means analyses created by or for Company or an Affiliate thereof during the Term and (A) created primarily through the analysis of Other Data and provided by Company or an Affiliate thereof to any non-Affiliated Person (other than a Person who is featured on a web site operated by Company or an Affiliate thereof and Company or an Affiliate thereof is contractually prohibited from disclosing such Derived Analysis), or (B) related solely to Group Data. Derived Analyses shall not include any individual level data (i.e. data which would permit an entity to identify a single consumer by his or her name or email address).

         (j) "Exclusive Content" means Content related to a Group Artist that Group or its Affiliates makes available to Company or an Affiliate thereof during the Term and with respect to which at least one of the following is true:
(i) such Content has not been and is not available (whether for online or off-line use) and remains unavailable to any Person other than Company and/or its Affiliates; (ii) such Content has not been and is not available (whether for online or off-line use) and remains unavailable to any Person other than Company and/or its Affiliates for a period of time to be agreed on a case-by-case basis by, on the one hand, Company and/or its Affiliates and, on the other hand, Group or its Affiliate providing such Content; or (iii) such Content has not been and is not available and remains unavailable to any Person other than Company and/or its Affiliates for online use, although it is made available to other Persons solely for off-line use.

         (k) "Generally Available Content" means Content related to a Group Artist that Group or a Controlled Affiliate thereof makes generally available during the Term to Online Music Companies for use on web sites.

         (l) "Governmental Authority" means any national, federal, state, municipal, local, or other government, governmental, regulatory, or administrative authority, agency, or commission, or any court, tribunal, or judicial or arbitral body.

         (m) "Group" shall have the meaning set forth in the preamble.

         (n) "Group Artist" means a recording artist who is, as of any date of determination, subject to (i) an exclusive recording agreement (with customary industry carve outs) with Group or an Affiliate of Group; (ii) an exclusive license agreement (with customary industry carve outs) with Group or an Affiliate of Group; or (iii) an arrangement wherein Group or an Affiliate thereof exclusively distributes product of such artist.

         (o) "Group Artist Site" means any web site (whether or not located on the World Wide Web) owned or operated by Company or an Affiliate thereof that
(i) uses the name of, or predominantly features, a Group Artist, and (ii) is owned or operated by Company or an Affiliate thereof as a result of the substantial efforts during the Term of Group or an Affiliate thereof. For purposes of clarity, any web site owned or operated by Company or an Affiliate thereof pursuant to a written agreement or arrangement entered into by Company or an Affiliate thereof prior to the Commencement Date shall not be a "Group Artist Site"; provided, however, that if the Group Artist who is featured on such web site (or an entity furnishing such Group Artist's services) agrees, as a result of Group's or an Affiliate's thereof substantial efforts during the Term, to extend such agreement or arrangement beyond the term thereof (as such term exists as of the Commencement Date), then such web site shall be deemed a "Group Artist Site" during such extension. Notwithstanding the foregoing, any "Group Artist Site" shall cease to be a "Group Artist Site" upon the date the applicable artist is no longer a Group Artist and has executed an exclusive recording agreement (subject to customary carve outs in the recording industry) with a Third Party.

         (p) "Group Contact Person" shall have the meaning set forth in paragraph 3(d) below.

         (q) "Group Data" means any and all data collected by Company or an Affiliate thereof (i) with respect to a consumer that registers with Company or an Affiliate of Company through a Group Artist Site, (ii) with respect to any transaction by a consumer related to a Group Artist Site or any transaction with respect to product distributed by Group or an Affiliate thereof, and (iii) with respect to any transaction by a consumer related to (A) a former Group Artist Site, and (B) product distributed by the Group or Affiliate thereof. Notwithstanding the foregoing, Group Data shall not include any data that Company or an Affiliate thereof is prohibited from providing to Group or an Affiliate thereof without such artist's consent (unless such consent has been obtained) or a consumer's consent.

         (r) "Indemnitee" shall have the meaning specified in paragraph 9(a).

         (s) "Indemnitor" shall have meaning specified in paragraph 9(a).

         (t) "Law" means any international, national, federal, state, provincial, municipal, local, or other statute, law, ordinance, regulation, rule, code, order, or other requirement or rule of law.

         (u) "Licensed Content" shall have the meaning set forth in paragraph 7(a).

         (v) `Licensor Marks" shall have the meaning set forth in paragraph
7(c).

         (w) "Losses" means, with respect to any specified Person, all debts, liabilities, obligations, losses, damages, claims, costs, expenses, amounts paid in settlement, interest, awards, judgments, penalties, or fines of any kind, nature, or description whatsoever (including all reasonable fees and disbursements of counsel, accountants, experts, and consultants) suffered, incurred, or sustained by such Person or to which such Person becomes subject (including in connection with any Action brought or otherwise initiated by or on behalf of such

Person, whether against an Indemnitor hereunder or any other Person), based upon, resulting from, arising out of, or relating to any specified facts or circumstances.

         (x) "Marketing Support" shall mean the following: (i) advertising space, (ii) marketing services, (iii) promotional products or services, (iv) Other Data, (v) Derived Analyses, and (vi) other marketing or promotional products or services.

         (y) "Online Music Company" means any Person who engages, as more than an incidental portion of its commercial activities, in the online sale of music or music/artist-related merchandise or the online publication of music-related content online.

         (z) "Other Data" means any and all data owned or controlled by Company or an Affiliate thereof and made available by Company or an Affiliate thereof to any Person, non-Affiliated to Company and shall specifically exclude (i) Group Data, (ii) data owned by a Person non-Affiliated to Company, and (iii) data as to a particular web site made available solely to the Person controlling the rights to substantially all the content on such web site for example, an artist, such artist's record label or a branding entity (e.g., "Dick Clark Presents"). Further, Other Data shall not include any data that Company or an Affiliate thereof is prohibited from providing to Group or an Affiliate thereof without such artist's or branding entity's consent (unless such consent has been obtained) or a consumer's consent (unless such consent has been obtained).

         (aa) "Permitted Web Sites" shall have the meaning set forth in paragraph 7(a) below.

         (bb) "Person" means any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization, or other entity.

         (cc) "Representative" means, with respect to any specified Person, any Affiliate, manager, director, officer, employee, agent, accountant, or counsel of, or other Person empowered to act for, such Person.

         (dd) "Special Content" means Content related to a Group Artist (other than Exclusive Content) that Group or its Affiliates makes available during the Term and with respect to which at least one of the following is true: (i) such Content has not been and is not available (whether for online or off-line use) and remains unavailable except that it is made available to (A) Company and/or its Affiliates and (B) a limited number of Online Music Companies (which may include Affiliates of Group); (ii) such Content has not been and is not available (whether for online or off-line use) and remains unavailable except that it is made available to (A) Company and/or its Affiliates and (B) a limited number of Online Music Companies (which may include Affiliates of Group) for a period of time to be agreed on a case-by-case basis by, on the one hand, the recipient of such Content and, on the other hand, Group or its Affiliate providing such Content; or (iii) such Content has not been and is not available and remains unavailable except that it is made available to (A) Company and/or its Affiliates and (B) a limited number of Online Music Companies (which may include Affiliates of Group) for online use, although it is made available to other Persons for off-line use.

         (ee) "Term" shall have the meaning set forth in paragraph 2 below.

         (ff) "Third Party" shall mean any Person anywhere in the universe who is not, as of any date of determination, then an Affiliate of Group or Company.

         (gg) "Third-Party Claims" shall have meaning specified in paragraph
9(b).

         (hh) "Third Party Payments" shall mean any payments required by contract or law to a Person other than Group or one of its Affiliates. For purposes of clarity, a payment made to Group or one of its Affiliates in its capacity as an agent of a third party shall be a Third Party Payment (e.g., a payment made to a Group Affiliate which is a music publishing company for the benefit of an artist shall be a Third Party Payment hereunder).

         2. Term. The term of this Agreement (the "Term") shall commence on the date of this Agreement (the "Commencement Date") and end on the earlier of (a) the third anniversary of the Commencement Date and (b) the termination of the Agreement pursuant to paragraph 8 below.

         3. Group Obligations.

         (a) Generally Available Content. During the Term, Group shall, and shall cause its Affiliates to, regularly make available and grant the right to use, Generally Available Content to Company and its Affiliates in the same manner that Group or the applicable Group Affiliate allows Online Music Companies to use the applicable Generally Available Content (it being understood and agreed that, unless Group or an Affiliate thereof specifically grants such rights to Company or an Affiliate thereof, Company shall not acquire any rights in Generally Available Content greater than those rights generally granted by Group or an Affiliate thereof to other Online Music Companies). [***]*. Group shall use commercially reasonable efforts to make available, or cause to be made available, to Company all Generally Available Content of a general promotional nature no later than such content is generally made available to Online Music Companies; provided that Group shall have no liability whatsoever for its failure to comply with the requirements of this sentence. Notwithstanding the foregoing, Group shall not be deemed to be in breach of this paragraph 3(a) for any purpose hereunder if such breach is caused by the failure of any Group Affiliate (other than Controlled Affiliates) to comply with this paragraph 3(a).

         (b) Special Content and Exclusive Content. (i) Group shall, and shall cause its Controlled Affiliates to, from time to time provide the opportunity for Company and its Affiliates to obtain the right to use Special Content or Exclusive Content. All terms and conditions applicable to Company's or its Affiliates' use of any particular Special Content or Exclusive Content shall be negotiated in good faith by the parties. The parties acknowledge and agree that, at the discretion of Group and its Controlled Affiliates, Special Content and Exclusive Content may be made available to Company and its Affiliates only upon the payment by Company or its Affiliates of mutually agreed consideration [***]* Examples of Special Content or Exclusive Content may be instances where a Group or its Controlled Affiliate has the right to license or provide: (1) a cybercast, made available first and exclusively to Company for a limited period of time or a limited number of broadcasts, and for which Company would pay a fee and any required Third Party Payments; (2) an exclusive chat with a Group Artist on terms that may or may not include a fee; (3) prizes or promotional items provided by Group or its Controlled Affiliate at no cost to Company or its Affiliates; and (4) digital music downloads on terms that may or may not include a fee. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not place any restrictions whatsoever on Group and its Affiliates' provision of Content (of any kind, type or nature) to any Person.

----------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

         (ii) Notwithstanding paragraph 3(b)(i) above, Group shall, and shall cause its Controlled Affiliates, to grant Company and its Affiliates the right to use, [***]* of Exclusive Content, in the aggregate, relating to the Group Artists each calendar quarter.

         (c) Use of Content. For purposes of clarity, Company and its Affiliates shall have no obligation to license, acquire or use any Content. With respect to each license or purchase by a Company or an Affiliate thereof of Content (i.e., where Company or an Affiliate thereof is required to pay for such Content), the parties shall promptly memorialize the financial and all other terms applicable to such purchase and promptly provide a copy of such memorialization to each the of Company Contact Person and the Group Contact Person (it being acknowledged and agreed that failure so to provide such a copy shall not invalidate or otherwise affect such license or purchase or the terms applicable thereto).

         (d) Group Contact Person. Group shall promptly after the execution of this Agreement appoint (and shall maintain throughout the Term) one person to be the primary contact person on behalf of Group and its Affiliates (the "Group Contact Person"), which person may change from time to time as designated by Group in its sole discretion. The Group Contact Person shall coordinate with the Company Contact Person with respect to all operational and similar purposes under this Agreement.

         4. Company Obligations.

         (a) Group Artist Web Sites. During the Term, Group shall have the right to designate, [***]*, up to [***]* Group Artist web sites owned or operated by Group or any of its Affiliates to be seamlessly integrated into the listings or directories (or other display of the availability of artist web sites) of artist web sites accessible by the UBL.com search engine such that a user of such search engine will not be able to tell which artist web sites are operated by Company and its Affiliates as opposed to artist web sites operated by Group and its Affiliates; provided that Group shall not designate any Group Artist web sites for which there exists, as of the date hereof, a Group Artist Site. Company shall integrate the Group designated artist web sites as provided above within 5 Business Days of receipt of Group's designation notice. [***]*. If, during the Term, Company or its Affiliates provides other listings or directories of artist web sites (or other display of the availability of artist web sites) or redesigns of same, Group designated artist web sites shall be integrated into such listings in the same manner as is contemplated in the UBL.com search engine.

         (b) Designated Group Artists. During the Term, Group shall have the right to designate, not more than once each calendar quarter, [***]* Group Artists to be featured prominently on the Company and its Affiliates web sites, including the UBL.com search engine, for a continuous period of not less than [***]*; provided that Group shall not designate more than [***]* whose last album released within [***]* prior thereto was certified "Gold" in the United States.

         (c) Availability of Marketing Support. During the Term and subject to the further provisions of this paragraph 4, Company shall, and shall cause its Affiliates to, make available to Group and its Affiliates any Marketing Support that Company and its Affiliates make available to Third Parties [***]*. For purposes of clarity, Group and its Affiliates shall have no obligation to acquire or use any particular Marketing Support. The parties shall promptly

----------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

memorialize the terms and conditions applicable to the provision of such Marketing Support and promptly provide a copy of such memorialization to each of the Group Contact Person and the Company Contact Person (it being acknowledged and agreed that the failure so to provide such a copy shall not invalidate or otherwise affect such transaction or the terms applicable thereto).

         (d) Provision of Group Data. During the Term, Company shall provide, and shall cause its Affiliates to provide, to Group copies of all Group Data from time to time as requested by Group, but not less frequently than monthly. The parties shall agree on the form and media in which such data shall be provided to Group, and that Company shall reasonably cooperate with Group in creating data collection fields for Group Artist Sites and with respect to the sale of Group product. Notwithstanding the foregoing, the parties acknowledge and agree that the provision of Group Data to Group may be subject to the consent of the applicable Group Artist. [***]*.

         (e) Provision of Other Data, Derived Analyses. During the Term, Company shall notify, and shall cause each Company Affiliate to notify, Group promptly after the date Company or an Affiliate thereof first makes available any Other Data or Derived Analyses created by Company or an Affiliate thereof, to any Third Party. Such notice shall identify in reasonable detail: (i) the nature of such Other Data or Derived Analyses, and (ii) the terms and conditions such Other Data or Derived Analyses was provided to such Third Party [***]*. Notwithstanding anything contained in this Agreement to the contrary, Company and its Affiliates shall not be obligated under this Agreement to provide Group or any Affiliate thereof with any data (A) if the applicable artist or entity has the right to approve the dissemination of such data and has not give such approval, (B) the dissemination of such data would violate the privacy policy of Company or the applicable Company Affiliate, or (C) the dissemination of such data would violate any law, statute or regulation then in effect including, if applicable, The Children's Online Privacy Protection Act and any regulation promulgated by the Federal Trade Commission or any other governmental entity (whether United States or foreign). Without Company's prior written consent, or as permitted by the terms applicable to such Other Data or Derived Analyses consistent with clause (ii) of the first sentence of this paragraph 4(e), Group and its Affiliates shall not be entitled to transfer, assign, sell or disclose any Other Data or Derived Analyses to any Person other than to a Group Affiliate (and the Group Affiliate shall be so restricted). Notwithstanding the immediately preceding sentence, Other Data or Derived Analysis related to a particular Group Artist may be made available by Group and its Affiliates to the applicable Group Artist (provided such artist agrees that it shall not further assign, sell or disclose same). [***]*.

         (f) [***]*.

----------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

         (g) Company Contact Person. Company shall promptly after the execution of this Agreement appoint (and shall maintain throughout the Term) one person to be the primary contact person on behalf of Company and its Affiliates (the "Company Contact Person"), which person may change from time to time as designated by Company in its sole discretion. The Company Contact Person shall coordinate with the Group Contact Person with respect to all operational and similar purposes under this Agreement.

         5. Links. It is the parties intention to mutually agree on a series of links between web sites owned or operated by the Group and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand. In particular, it is the parties intention to mutually agree on a series of links between (a) the GetMusic LLC genre web sites and appropriate artist web sites owned or operated by the Company and its Affiliates; (b) unique programming on the GetMusic LLC web sites and appropriate web sites (including artist web sites) owned or operated by the Company and its Affiliates; and (c) web sites owned or operated by Group and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, relating to the same Group Artists. The nature, size, type and prominence of such links will be negotiated in good faith by the parties hereto.

         6. Intellectual Property. All of the intellectual property held, used or provided by each party hereto and its respective Affiliates, including the Limited Content provided pursuant to paragraph 7 below, is directly or indirectly owned thereby or held thereby pursuant to valid and subsisting licenses or sublicenses. The rights of each party hereto and its respective Affiliates in, to, or under such intellectual property or its use thereof do not conflict with or infringe on the rights of any other person. Except as expressly provided in paragraph 8(b) below, paragraph 9 will be the sole and exclusive remedy of the parties hereto for a breach of this paragraph 6.

         7. Content Use License. (a) Content License. Upon the delivery by Group or any of its Affiliates to Company or any of its Affiliates of any Content ("Licensed Content") pursuant to this Agreement, such Group or Affiliate, as the case may be (for purposes of this paragraph 7, "Licensor"), shall be deemed to have granted to Company during the Term a revocable, [***]*, non-exclusive license (except as provided in paragraph 3(b)) for use on English language only
 .com and .net web sites targeted at U.S.-based consumers ("Permitted Web Sites"): (i) to reproduce the Licensed Content in digital form (alone or in combination with other works, including text, data, images, photographs, illustrations, animation, graphics, video and audio segments, and hypertext links) and (ii) to reproduce, transmit, display, distribute, perform, or otherwise communicate the Licensed Content through electronic, magnetic, wireless, cellular, cable telephonic, terrestrial, satellite, radiophonic, or any other communications technology, whether now known or hereafter developed, as part of or in conjunction with any Permitted Web Site owned or operated by Company or any of its Affiliates.

         (b) Ownership. Subject to the license granted hereby, as between Company and its Affiliates on the one hand, and its Group and its Affiliates on the other hand, the Licensed Content and all right, title, and interest therein is and shall remain the exclusive property of Licensor.

         (c) Trademark License and Usage. (i) Licensor hereby grants to Company during the Term a revocable, [***]*, non-exclusive license for use on Permitted Web Sites to use

----------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

the trademarks, trade names, service marks, and logos owned, controlled, or licensed by Licensor or any of its Affiliates and described in Schedule I hereto; and upon the delivery by any Licensor to Company of any Licensed Content pursuant to this Agreement, such Licensor shall be deemed to have granted to Company during the Term a revocable, non-royalty-bearing, non-exclusive license for use on Permitted Web Sites to use any trademarks, trade names, service marks, or logos owned, controlled, or licensed by Licensor or any of its Affiliates and incorporated in such Licensed Content (collectively, as they now exist and as they may hereafter be modified, the "Licensor Marks"), solely for purposes of and in connection with exploiting and otherwise using as permitted herein the Licensed Content on any Permitted Web Site owned or operated by Company or any of its Affiliates.

         (ii) Company shall: (A) prospectively after notice from Group to Company thereof, comply with the standards established from time to time by the applicable Licensor with respect to the form of such its Licensor Marks and their usage; and (B) maintain good business standards in compliance with all applicable Laws in all matters relating to the Licensor Marks.

         (iii) Company shall not: (A) use the Licensor Marks in any manner not expressly contemplated by this Agreement; (B) use the Licensor Marks in any manner which could reasonably be expected to diminish the commercial value of such Licensor Marks, including in close proximity with any other trademark, trade name, service mark, logo, name, or image which could reasonably be expected to create any form of composite mark; (C) permit any unauthorized Third Party to use the Licensor Marks; or (D) use or permit the use of any trademark, trade name, service mark, logo, name, or image in a way which could reasonably be expected to cause confusion with the Licensor Marks.

         (iv) As between as Company and its Affiliates, on the one hand, and Group and its Affiliates on the other hand, the Licensor Marks and all right, title, and interest therein are and shall remain the exclusive property of Licensor, Company shall acquire no proprietary rights in, to, or under the Licensor Marks by virtue of this Agreement or its use of the Licensor Marks hereunder, and Company's use of the Licensor Marks hereunder shall inure solely to the benefit of Licensor.

         (d) Right to Sublicense. Company shall have the right to sublicense to any Affiliate thereof which is engaged in a substantially similar business, upon the terms and subject to the conditions set forth in this paragraph 7, all of its rights under this paragraph 7 with respect to the Licensed Content and the Licensed Marks. Company shall have no other rights to sublicense the Licensed Content and the Licensed Marks.

         (e) Revocability of Licenses. Notwithstanding the revocability of the licenses granted pursuant to clauses (a) and (b) of this paragraph 7, Licensor agree not to use the revocable nature of the licenses to frustrate the purposes of this Agreement. Furthermore, Licensor agrees that it will not revoke the license hereunder with respect to any Licensed Content unless any one of the following is true: (i) Licensor or Group believes, in good faith, that the Licensed Content or the use of the Licensed Content is causing, or may reasonably be expected to cause, an artist relationship or label relationship issue, (ii) the Licensor's rights in or to the Licensed Content expire, (iii) the Licensor or any of its Affiliates become aware of any Action or threatened Action regarding the Licensed Content or the use of the Licensed Content, or
(iv) Licensor or Group believes, in good faith, that the use of the Licensed Content has, or will have, an adverse effect on Licensor or any its Affiliates or any of their respective artists.

         8. Termination. (a) Either party hereto may terminate this Agreement at any time by delivery of written notice of termination to the other party: (i) if any representation or warranty of the other party contained herein (other than with respect to paragraph 6 above) was not true and complete in all material respects when made, and such other party fails to cure any such breach or default, if curable, within thirty days of receipt of written notice thereof from the terminating party; (ii) if the other party fails timely to comply in all material respects with each covenant or agreement thereof contained in this Agreement, and such other party fails to cure any such breach or default, if curable, within thirty days of receipt of written notice thereof from the terminating party; or (iii) if the other party makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against the other party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization; provided that, in the event of any such proceeding instituted against the other party, such proceeding has not been stayed or dismissed for a period of sixty days.

         (b) Notwithstanding anything to the contrary contained herein, either party shall have the right to terminate this Agreement upon 30 days notice to the other party in the event such party or its Affiliates are subject to an Action directly related to a breach of Section 6, so long as such breach was not caused by the party electing to terminate this Agreement. Notwithstanding anything to the contrary contained herein, Group shall have the right to terminate this Agreement upon 30 days notice to Company in the event Company or its Affiliates becomes owned or controlled (as defined in the definition of Affiliate) by a Competitor (as defined below) or this Agreement is assigned to a Competitor; provided that Group shall not have such right of termination so long as two of James Carroll, Marc Geiger, Steve Rennie and Keith Yokomoto remain executives of the Company during the Term with responsibilities, which include, the day-to-day management of the Company and its Affiliates. As used herein "Competitor" means any Person that owns, operates, or manages an Online Music Company or has significant operations involving the creation (i.e., traditional "music label" activities) and/or distribution of music in a physical format.

         (c) The termination or expiration of this Agreement shall not release either party hereto from any obligation accruing prior to the date of such termination or expiration or which, in accordance with the terms hereof, survives such termination or expiration, nor release a defaulting party from liability for its default hereunder and for the Losses incurred by the other party as a result of any such default hereunder.

         (d) Neither party will be liable to the other for incidental, consequential, special, punitive or indirect damages, including, loss of profit, loss of business or business opportunity.

         9. Indemnification. (a) General. Each party hereto (each such party in its capacity as indemnitor under this paragraph 9, the "Indemnitor") shall indemnify each other party hereto, each Affiliate of such other party, each successor and assign of each such Person, and each Representative of each of the foregoing (each such Person in its capacity as indemnitee under this paragraph 9, an "Indemnitee"), with respect to, and hold each of them harmless from and against, all Losses based upon, resulting from, arising out of, or relating to any breach or alleged breach by Indemnitor of any representation, warranty, covenant, or agreement of such Indemnitor contained in this Agreement. To the extent that any obligations of Indemnitor set forth in this paragraph 9 may be invalid, illegal, or unenforceable, Indemnitor shall, to the fullest extent permitted under applicable Law, contribute to the payment and satisfaction of all Losses incurred by any Indemnitee. Each Indemnitee shall promptly give Indemnitor notice of any matter which such Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification hereunder, stating the amount of the Loss, if known, and method of computation thereof, and describing in reasonable detail the facts and circumstances upon which such determination is based; provided, however that any failure to provide such notice shall not release Indemnitor from any of its obligations under this paragraph 9 except to the extent that the Indemnitor is materially prejudiced by such failure.

         (b) Third-Party Claims. The obligations and liabilities of Indemnitor under this paragraph 9 with respect to Losses arising from claims of any Third Party which are subject to the indemnification provided for in this paragraph 9 ("Third-Party Claims") shall be governed by and contingent upon the following additional terms and conditions:

                  (i) If an Indemnitee receives notice of any Third-Party Claim, such Indemnitee shall give Indemnitor notice of such Third-Party Claim within ten Business Days after the receipt by such Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release Indemnitor from any of its obligations under this paragraph 9 except to the extent Indemnitor is materially prejudiced by such failure and shall not relieve Indemnitor from any other obligation or liability that it may have to any Indemnitee otherwise than under this paragraph 9;

                  (ii) If Indemnitor acknowledges in writing its obligation to indemnify such Indemnitee under this Agreement against any Losses that may result from such Third-Party Claim, then Indemnitor shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably acceptable to such Indemnitee) if it gives notice of its intention to do so to such Indemnitee within five Business Days after the receipt of such notice. In the event that Indemnitor exercises the right to undertake any such defense against any such Third-Party Claim as provided above, such Indemnitee shall cooperate with Indemnitor in such defense and make available to Indemnitor all witnesses, pertinent records, materials, and information in such Indemnitee's possession or under its control relating thereto as is reasonably required by Indemnitor. Similarly, in the event that such Indemnitee is conducting the defense against any such Third-Party Claim, Indemnitor shall cooperate with such Indemnitee in such defense and make available to such Indemnitee all such witnesses, records, materials, and information in Indemnitor's possession or under its control relating thereto as is reasonably required by such Indemnitee. Indemnitor shall not compromise or settle any Third-Party Claim without the prior written consent of the Indemnitee, unless in connection therewith, such Indemnitee is given a full and complete release with respect to such Third-Party Claim, in form and substance reasonably satisfactory to such Indemnitee.

         10. Miscellaneous.

         (a) Counterparts; Facsimile Signatures. This Agreement may be signed in multiple counterparts. Each counterpart will be considered an original, but all of them in the aggregate shall constitute one agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person.

         (b) Successors and Assigns. Subject to paragraph 8 above, this Agreement may be assigned to any Affiliate of the assigning party or to any Person who purchases all of substantially all of the stock or assets of the assigning party, provided that the assigning party shall remain primarily liable under this Agreement for its obligations hereunder. In all other respects, this Agreement shall not be assigned, in whole or in part, whether voluntarily or by operation of law, without the consent of the other party hereto, and any such purported assignment shall be deemed null and void and without force or effect.

         (c) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior letters of intent, agreements and understandings between the parties with respect to the subject matter hereof.

         (d) Amendments. This Agreement may be amended, modified or supplemented only in a writing executed by each of the parties hereto.

         (e) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first class mail or overnight courier, shall be deemed given on the date received, if delivered by hand or courier, and four days after deposit into the United States mail, if mailed, and shall be delivered to the addresses for notice indicated on Schedule II attached hereto, or at such other addresses as a party may hereafter designate by notice delivered pursuant to this paragraph 10.

         (f) Relationship of the Parties. Notwithstanding any other relationship between the parties hereto, or between or among them and their respective Affiliates, nothing herein shall be deemed to constitute the parties a partnership or joint venture.

         (g) Severability. If any term or other provision hereof is determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable, in whole or in part, by reason of any applicable law or public policy now or hereafter existing, and such determination becomes final and nonappealable, such term or other provision shall remain in full force and effect to the fullest extent permitted by law, and all other terms and provisions hereof shall remain in full force and effect in their entirety.

         (h) Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed by the laws of the State of New York. Each party hereto hereby unconditionally and irrevocably submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York and any federal court of the United States of America, in either case, sitting in the City and County of New York, and any appellate court therefrom, over any action, suit, or proceeding based upon, resulting from, arising out of, or relating to this letter agreement or any transaction or agreement contemplated hereby, or for the recognition or enforcement of any judgment resulting from any such action, suit, or proceeding. Each party hereto hereby unconditionally and irrevocably waives all right to trial by jury in any action, suit, or proceeding (whether based on contract, tort, or otherwise) based upon, resulting from, arising out of, or relating to this letter agreement or any transaction or agreement contemplated hereby.

         (i) Preparation and Negotiation of This Agreement. Each party hereto has participated equally in the preparation and negotiation of this Agreement, including all annexes, appendices, exhibits, and schedules hereto, and each party hereto hereby unconditionally and irrevocably waives to the fullest extent permitted by law any rule of interpretation or construction requiring that this Agreement, including any annex, appendix, exhibit, or schedule hereto, be interpreted or construed against the drafting party.

         (j) Survival of Representations and Warranties and Certain Covenants and Agreements. Each party's representations and warranties contained herein, and the covenants and agreements contained in paragraphs 9 and 10, shall survive the termination or expiration hereof.

         (k) Headings and Examples. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning hereof. Whenever examples are used in this Agreement with the words "including," "for example," "e.g.," "such as," "etc." or any derivation thereof, such examples are intended to be illustrative and not in limitation thereof.

         (l) Publicity. Neither party hereto shall, and each party hereto shall cause its respective Representatives not to, make or cause to be made any press release or public announcement with respect to this Agreement or the related equity investment by Group or one of its Affiliates in Company without the express written consent of the other party hereto (which consent the other party may give or withhold in its sole discretion).



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                     ARTISTdirect, INC.



                                     By: /s/ KEITH YOKOMOTO
                                         ---------------------------------------
                                          Keith Yokomoto
                                          President and Chief Operating Officer


                                     BMG MUSIC d/b/a BMG ENTERTAINMENT



                                     By: /s/ THOMAS W. MCINTYRE
                                         ---------------------------------------
                                          Name: Thomas W. McIntyre
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

                                                                      SCHEDULE I



                                     [***]*



----------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                                                                     SCHEDULE II



                                     [***]*



----------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.



                                       2